                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                AutoNation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               (AutoNation LOGO)

                                                                  April 12, 2002

Dear AutoNation Stockholder:

     We are pleased to invite you to attend the 2002 Annual Meeting of Stockholders of AutoNation, Inc. to be held at 9:30 a.m. Eastern Time on Thursday, May 16, 2002, at the Parker Playhouse, 707 N.E. 8th Street, Fort Lauderdale, Florida 33312.

     The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be acted upon at the meeting. We will also report on our progress and provide an opportunity for you to ask questions of general interest.

     Whether you own a few or many shares of AutoNation stock and whether or not you plan to attend the meeting in person, it is important that your shares be represented at the annual meeting. WE ASK THAT YOU PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE. The Board of Directors unanimously recommends that stockholders vote FOR each of the matters described in the Proxy Statement to be presented at the meeting.

     We look forward to seeing you on May 16th in Fort Lauderdale. Thank you.

                                              Sincerely,

                                              /s/ WAYNE
                                              H. Wayne Huizenga
                                              Chairman of the Board

                                AUTONATION, INC.
                                AUTONATION TOWER
                             110 S.E. SIXTH STREET
                         FORT LAUDERDALE, FLORIDA 33301

               NOTICE OF THE 2002 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF AUTONATION, INC.:

     The 2002 Annual Meeting of Stockholders of AutoNation, Inc. will be held at the Parker Playhouse, 707 N.E. 8th Street, Fort Lauderdale, Florida on Thursday, May 16, 2002 at 9:30 a.m. Eastern Time. At the meeting, we will consider and vote upon the following matters:

     (1) The election of twelve Directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

     (2) The approval of the AutoNation, Inc. Senior Executive Incentive Bonus Plan; and

     (3) Any other business that is properly presented at the meeting or any adjournments or postponements of the meeting.

     Only stockholders of record as of 5:00 p.m. on March 25, 2002, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the meeting.

     We cordially invite you to attend the Annual Meeting in person. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE. You may revoke your proxy and reclaim your right to vote at any time prior to its use.

                                              By Order of the Board of
                                              Directors,

                                              (JONATHAN P. FERRANDO SIG)

                                              Jonathan P. Ferrando
                                              Senior Vice President,
                                              General Counsel and Secretary

April 12, 2002

             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
              PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING..............    1
PROPOSALS ON WHICH WE ARE ASKING YOU TO VOTE................    5
    Election of Directors...................................    5
    Approval of the AutoNation, Inc. Senior Executive
      Incentive Bonus Plan..................................    6
    Statement Regarding our Independent Public Accountant...    7
NOMINEES FOR OUR BOARD OF DIRECTORS.........................    8
BOARD GOVERNANCE............................................   10
    Audit Committee Report..................................   12
EXECUTIVE COMPENSATION......................................   14
    Compensation and Nominating Committee Report on
      Executive Compensation................................   14
    Summary Compensation Table..............................   16
    Option Grants in Last Fiscal Year.......................   17
    Aggregated Option Exercises in Year Ended December 31,
      2001 and Year-End Option Values.......................   17
    Performance Graph.......................................   18
    Compensation and Nominating Committee Interlocks and
      Insider Participation.................................   19
    Employment Agreements...................................   19
STOCK OWNERSHIP INFORMATION.................................   21
    Section 16(a) Beneficial Ownership Reporting
      Compliance............................................   21
    Security Ownership of Certain Beneficial Owners and
      Management............................................   21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   24
OTHER MATTERS...............................................   25
STOCKHOLDER PROPOSALS.......................................   25
EXHIBIT A -- AutoNation, Inc. Senior Executive Incentive
  Bonus Plan................................................  A-1

--------------------------------------------------------------------------------

                                AUTONATION, INC.
                                AutoNation Tower
                             110 S.E. Sixth Street
                         Fort Lauderdale, Florida 33301

                                PROXY STATEMENT

       This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors of AutoNation, Inc., for use at our 2002 Annual Meeting of Stockholders. Our annual meeting will be held at the Parker Playhouse, 707 N.E. 8th Street, Fort Lauderdale, Florida on Thursday, May 16, 2002 at 9:30 a.m. Eastern Time.

       This Proxy Statement, the Notice of the 2002 Annual Meeting, the proxy card and our 2001 Annual Report to Stockholders were mailed to stockholders on or about April 12, 2002.

                 QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

WHAT IS THE PURPOSE OF OUR ANNUAL MEETING?

       The purpose of our annual meeting is to:

                      - elect twelve Directors, each for a term expiring at the next annual meeting or until their successors are duly elected and qualified;
                      - consider and vote upon the approval of the AutoNation, Inc. Senior Executive Incentive Bonus Plan; and
                      - consider any other matters properly presented at the meeting.

       In addition, senior management will report on our business and financial performance and respond to your questions.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

       Only our stockholders as of 5:00 p.m. on March 25, 2002, the record date, are entitled to receive notice of the annual meeting and to vote at the meeting, or any postponements or adjournments of the meeting.

WHAT ARE THE VOTING RIGHTS OF AUTONATION STOCKHOLDERS?

       Each stockholder is entitled to one vote on each matter properly presented at the annual meeting for each share of common stock owned by that stockholder on the record date. Therefore, if you owned 100 shares of common stock as of 5:00 p.m. on March 25, 2002, you can cast 100 votes for each matter properly presented at the annual meeting. As of 5:00 p.m. on March 25, 2002, there were 321,199,684 shares of AutoNation common stock issued and outstanding and entitled to vote at the meeting.

WHAT CONSTITUTES A QUORUM?

       In order for us to conduct business at our annual meeting, we must have a quorum of at least 160,599,843 shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. If you submit a properly executed proxy or vote instruction card or properly cast your vote by telephone or via the Internet, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. We will also consider as present for purposes of determining whether a quorum exists any shares represented by "broker non-votes" as to a particular proposal.

WHAT ARE "BROKER NON-VOTES"?

       "Broker non-votes" occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares at its discretion. Under the rules of The New York Stock Exchange, brokerage firms have the authority to vote their customers' unvoted shares on certain routine matters, including the uncontested election of directors and the approval of certain management compensation plans. If, as we presently anticipate, the agenda for our meeting will provide only for votes for the election of our Board's nominees for Director and approval of the AutoNation, Inc. Senior Executive Incentive Bonus Plan, brokerage firms will have the authority to vote all shares of our stock that they hold, even if they do not receive specific voting instructions from their customers. However, if other matters are properly brought before the meeting and they are not considered routine under the applicable New York Stock Exchange rules, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be "broker non-votes" and will not be counted with respect to such matters.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

       If your shares are held in the name of a brokerage firm, they may be voted by the brokerage firm (as described above) even if you do not give the brokerage firm specific voting instructions. If you are a registered stockholder and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the meeting.

HOW DO I VOTE?

       You can vote in any of the following ways. Please check your proxy card or contact your broker to determine whether you will be able to vote by telephone or via the Internet.

              TO VOTE BY MAIL:
                      - Mark, sign and date your proxy card or vote instruction card; and
                      -   Return it in the enclosed envelope.

              TO VOTE USING THE INTERNET:
                      -   Have your proxy card or vote instruction card in hand;
                      - Log on to the Internet and visit the website address provided on your proxy card or your vote instruction card; and
                      -   Follow the instructions provided.

              TO VOTE BY TELEPHONE:
                      -   Have your proxy card or vote instruction card in hand;
                      - Call the toll-free number listed on your proxy card if you are a registered stockholder (that is, your shares are held on the company's books in your name or by you in certificate form), or call the number listed on your vote instruction card if your shares are held in "street name" (that is, in the name of your bank or broker); and
                      -   Follow the recorded instructions.

              TO VOTE IN PERSON IF YOU ARE A REGISTERED STOCKHOLDER:
                      -   Attend our annual meeting;
                      -   Bring valid photo identification; and
                      -   Deliver your completed proxy card or ballot in person.

              TO VOTE IN PERSON IF YOU HOLD IN "STREET NAME":
                      -   Attend our annual meeting;
                      -   Bring valid photo identification; and
                      - Obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

HOW DO I VOTE MY 401(K) SHARES?

       If you participate in the AutoNation 401(k) Plan, you may vote the number of shares credited to your account as of 5:00 p.m. Eastern Time on March 25, 2002, by instructing our plan trustee, Merrill Lynch & Co., how to vote your shares pursuant to the instruction card being mailed with this proxy statement to plan participants. If you do not provide clear voting instructions, Merrill Lynch will vote the shares in your account in proportion to the way that other plan participants voted their shares.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

       Yes. If you voted by proxy card, vote instruction card or telephone or via the Internet, you can change your vote at any time before the proxy is exercised. To change your vote:

                      -   Submit a later dated and signed proxy by mail;
                      -   Recast your vote by telephone or via the Internet;
                      - Attend our annual meeting and vote your shares in person in accordance with the procedures set forth in the answer to "How do I vote?" above. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy; or
                      - Submit a written notice of revocation to our Secretary.

WHAT VOTE IS REQUIRED TO ELECT DIRECTORS OR TAKE OTHER ACTION AT THE ANNUAL MEETING?

       In order to be approved, any proposal that comes before the meeting must receive the affirmative vote of a majority of the shares present and entitled to vote at the meeting with respect to such proposal. If you mark your proxy or vote instruction card "withhold" with respect to any Director or "abstain" with respect to any other proposal, you will effectively be voting against the election of such Director or the approval of such proposal. If your shares are not voted by your brokerage firm or nominee with respect to a particular proposal, or if you direct your proxy holder not to vote all or a portion of your shares with respect to a particular proposal, such shares will not be considered to be present at the meeting for purposes of considering such proposal and will not be counted.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

       The Board recommends that you vote:

                      - FOR each of the nominees for Director set forth on page 5; and

                      - FOR the approval of the AutoNation, Inc. Senior Executive Incentive Bonus Plan.

HOW WILL MY PROXY HOLDERS VOTE?

       The enclosed proxy card designates Mike Jackson, our Chief Executive Officer, and Jonathan P. Ferrando, our Senior Vice President, General Counsel & Secretary, or their duly named successors, to hold your proxy and vote your shares. With respect to the election of Directors and the approval of the AutoNation, Inc. Senior Executive Incentive Bonus Plan, Messrs. Jackson and Ferrando will vote in accordance with the instructions set forth on your duly executed proxy or vote instruction card or as directed by you over the telephone or via the Internet. If you sign and return your proxy card but do not provide instructions or if your instructions are unclear, Messrs. Jackson and Ferrando intend to vote FOR each of the nominees for Director and FOR the approval of the AutoNation, Inc. Senior Executive Incentive Bonus Plan.

       With respect to any other proposal that properly comes before the meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

HOW MUCH DID THIS PROXY SOLICITATION COST?

       We engaged Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $8,500, plus reimbursement for out-of-pocket expenses. In addition to soliciting proxies by mail, certain of our employees may also solicit proxies personally, by telephone or otherwise, but such persons will not receive any special compensation for such services. As is customary, we will reimburse brokerage firms, banks, fiduciaries, voting trustees and other nominees for forwarding the soliciting material to each beneficial owner of stock held of record by them. We will pay the entire cost of the solicitation.

CAN I RECEIVE MATERIALS RELATING TO FUTURE AUTONATION ANNUAL MEETINGS VIA THE INTERNET?

       Yes. In an effort to reduce our proxy solicitation costs, we intend to make it possible for you to receive future annual meeting materials via the Internet. We encourage you to help us reduce our costs by electing to receive our annual meeting materials via the Internet. If you are a registered stockholder, log on to www.computershare.com/consent/autonation in order to register to receive our annual meeting materials via the Internet. If you hold AutoNation stock through a brokerage firm, bank or other nominee, you may be able to register to receive future annual meeting materials via the Internet by voting online and following the instructions provided. Alternatively, you should call your broker for instructions on how to receive our future annual meeting materials via the Internet.

       If you elect to receive our future annual meeting materials via the Internet, you will receive a proxy card in the mail or, if you choose, an e-mail notification alerting you when our annual meeting materials are available online. Our future proxy statements and annual reports will be available online on the same day as such materials are filed with the Securities and Exchange Commission. You may revoke at any time your election to receive our future annual meeting materials via the Internet.

       This Proxy Statement and our 2001 Annual Report to Stockholders also are available on AutoNation's corporate website, which you can visit by logging on to www.autonation.com.

CAN DIFFERENT STOCKHOLDERS SHARING THE SAME ADDRESS RECEIVE ONLY ONE ANNUAL REPORT AND PROXY STATEMENT?

       Yes. The Securities and Exchange Commission recently adopted new rules that permit companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more security holders sharing the same address by delivering only one proxy statement and annual report to that address. This process, which is commonly referred to as "householding," can effectively reduce our printing and postage costs. Under householding, each stockholder would continue to receive a separate proxy card or vote instruction card.

       Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one set of our annual meeting materials per household this year. If your household received a single set of our annual meeting materials this year, you can request to receive additional copies of these materials by calling or writing your brokerage firm, bank or other nominee. If you own your shares in street name, you can request householding by calling or writing your brokerage firm, bank or other nominee.

                  PROPOSALS ON WHICH WE ARE ASKING YOU TO VOTE

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

       Our Board of Directors currently consists of twelve members. With the exception of Edward S. Lampert and William C. Crowley, each of our Directors was elected by our stockholders at the Annual Meeting of Stockholders in 2001. Messrs. Lampert and Crowley were appointed to serve as Directors by our Board of Directors in January 2002. Our Board has nominated each of our current Directors to stand for election for a new term expiring at the Annual Meeting of Stockholders in 2003 or until their successors are duly elected and qualified. Detailed biographical and other information on each Director is provided on pages 8 and 9 of this Proxy Statement. Each nominee is willing and able to serve as a Director of AutoNation.

                   NOMINEES FOR DIRECTOR                        POSITIONS AND OFFICES HELD WITH US
                   ---------------------                        ----------------------------------

                   H. Wayne Huizenga                            Chairman of the Board
                   Mike Jackson                                 Chief Executive Officer and Director
                   Harris W. Hudson                             Vice Chairman of the Board
                   Robert J. Brown                              Director
                   J.P. Bryan                                   Director
                   Rick L. Burdick                              Director
                   William C. Crowley                           Director
                   Michael G. DeGroote                          Director
                   George D. Johnson, Jr.                       Director
                   Edward S. Lampert                            Director
                   John J. Melk                                 Director
                   Irene B. Rosenfeld                           Director

    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION
               OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

                                   PROPOSAL 2

     APPROVAL OF THE AUTONATION, INC. SENIOR EXECUTIVE INCENTIVE BONUS PLAN

       Our Board of Directors recently approved a new performance-based bonus plan for our executive officers and other key employees, subject to the requisite approval by our stockholders. The purpose of the AutoNation, Inc. Senior Executive Incentive Bonus Plan (the "Plan") is to better align the interests of our management with the interests of our stockholders by encouraging management to achieve goals designed to increase stockholder value. The full text of the Plan is set forth as Exhibit A to this Proxy Statement, and you should refer to it for a complete description of the Plan. The following summary of the key terms of the Plan is qualified by reference to the Plan.

       If the requisite stockholder approval is obtained, the Plan would be effective as of January 1, 2002 and would supersede the 1999 Senior Executive Bonus Plan that was approved by our Board and our stockholders in 1999.

       Intended Tax Treatment of Awards under the Plan. The Plan is designed to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code and related Internal Revenue Service regulations and that we may deduct for tax purposes.
Section 162(m) requires that certain material terms of a compensation plan, including participant eligibility, the business criteria on which performance goals are based and maximum award amounts, be approved by a company's stockholders in order for compensation paid thereunder to be tax deductible. Accordingly, we are submitting the Plan for the requisite approval by our stockholders.

       Administration of the Plan. The Compensation and Nominating Committee of our Board, or such other committee or subcommittee as may be designated by our Board, will administer the Plan (the "Committee"). The Committee shall be comprised of two or more "outside directors" within the meaning of Section 162(m).

       Selection of Participants. The Committee, in its sole discretion, shall determine which of our executive officers or other key employees shall participate in the Plan in any particular year. An executive officer or key employee who is a participant for a given plan year is not guaranteed or assured of being selected for participation in any subsequent plan year.

       Establishment of Performance Targets. The Committee is responsible for identifying annual "performance factors" and establishing specific performance targets with respect thereto that must be met in order for annual bonuses to be paid under the Plan. The Committee has the sole discretion to determine whether, or to what extent, the established performance targets are achieved. The performance targets may be based upon any or all of the following performance factors or any combination thereof: (i) net income (before or after taxes); (ii) operating income; (iii) gross margin; (iv) earnings before all or any of interest, taxes, depreciation and/or amortization; (v) revenue; (vi) unit sales;
(vii) cash flow; (viii) return on equity; (ix) return on assets; (x) return on capital; (xi) asset management (e.g., inventory and receivable levels); (xii) earnings from continuing operations; (xiii) cost reduction goals or levels of expenses, costs or liabilities; (xiv) market share; and (xv) customer satisfaction.

       The performance targets must be established while the performance relative to the established target remains substantially uncertain within the meaning of Section 162(m). Concurrently with the selection of performance factors and the establishment of targets relating thereto, the Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participant. Subject to the discretion of the Committee, the performance measurement periods are typically the one-year periods commencing on January 1, 2002.

       As provided in the definition of "Performance Factors" in Section 2 of the Plan, the Committee has the authority to make appropriate adjustments in performance targets under an award to reflect the impact of extraordinary items not reflected in such targets, such as the effect of: (1) acquisitions or divestitures; (2) changes in accounting principles or policies; (3) restructuring charges; (4) extraordinary or one-time gains, losses or expenses;
(5) discontinued operations; (6) capital expenditures; and (7) share repurchases and other capitalization changes.

       Awards Under the Plan. Awards under the Plan will be payable in cash, unless otherwise determined by the Committee. Under the Plan, the maximum cash bonus for each fiscal year may not exceed $5 million for any particular participant. Notwithstanding this maximum, and even if the Performance Factors are met, the Committee has sole discretion, pursuant to the exercise of its "negative discretion," to decrease the amount of any award payable or to pay no award at all. In no event may the Committee increase at its discretion the amount of an award payable upon attainment of the Performance Factors. Payment of any bonus under the Plan may be deferred, subject to the Plan's terms and any other written commitment authorized by the Committee.

       Amendment of the Plan. The Plan may from time to time be altered, amended, suspended or terminated, in whole or in part, by our Board of Directors or the Committee, but no amendment will be effective without the requisite stockholder approval if such approval is required to satisfy the requirements of
Section 162(m).

       Other Compensation. The Plan is not exclusive. We may and do pay cash and other bonuses and other compensation to certain named executive officers and other officers. You are not being asked at the meeting to approve any such other compensation. If the Plan is not approved by the requisite vote of our stockholders, we currently contemplate that any cash bonuses for fiscal year 2002 for our named executive officers would be discretionary. Any such bonuses would not be deductible under Section 162(m) to the extent that (when combined with other non-exempt compensation paid with respect to 2002) they exceed the $1 million individual limit on non-exempt compensation paid to named executive officers under Section 162(m) of the Internal Revenue Code.

 OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
            AUTONATION, INC. SENIOR EXECUTIVE INCENTIVE BONUS PLAN.

             STATEMENT REGARDING OUR INDEPENDENT PUBLIC ACCOUNTANT

       Arthur Andersen LLP served as our independent public accountant for the year ended December 31, 2001. Although we have been satisfied with Arthur Andersen LLP's service as our independent public accountant, in light of recent well-publicized events involving Arthur Andersen LLP, our Board of Directors and Audit Committee have directed us to evaluate alternatives for engaging an independent public accountant for the fiscal year ending December 31, 2002. Accordingly, we recently commenced a process to seek proposals from other audit firms to become our independent public accountant for the fiscal year ending December 31, 2002 in the event we determine not to retain Arthur Andersen LLP as our independent public accountant for 2002. As a result, as of the date of this Proxy Statement, our Board of Directors and Audit Committee have not made a final determination as to the appointment of an independent public accountant to audit our financial statements for the year ending December 31, 2002. Accordingly, our stockholders are not being asked to ratify the selection of an independent public accountant at this time. We presently expect that we will ask our stockholders at our 2003 Annual Meeting of Stockholders to ratify our appointment of an independent public accountant to audit our financial statements for the year ending December 31, 2003.

       A representative of Arthur Andersen LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement if he or she desires to do so.

                      NOMINEES FOR OUR BOARD OF DIRECTORS

H. WAYNE HUIZENGA

       Mr. Huizenga, age 64, has served as our Chairman of the Board since August 1995. He also served as our Chief Executive Officer from August 1995 until October 1996, and as Co-Chief Executive Officer from October 1996 through September 1999. Since May 1998, Mr. Huizenga has been Chairman of the Board of Republic Services, Inc., a solid waste services company, and served as its Chief Executive Officer from May 1998 until December 1998. Since May 2000, Mr. Huizenga has been Vice Chairman of ZixIt Corporation, a provider of security services and products for Internet use. Since September 1996, Mr. Huizenga has been Chairman of the Board of Boca Resorts, Inc., an owner and operator of luxury resort hotels and related facilities. Since August 1995, Mr. Huizenga also has been Chairman of the Board of Extended Stay America, Inc., an operator of extended stay lodging facilities. Mr. Huizenga served as the Vice Chairman of Viacom Inc., a diversified entertainment and communications company, from September 1994 until October 1995, during which time he also served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation, during which time he helped build Blockbuster from a 19-store chain to the world's largest video rental company. In September 1994, Blockbuster merged with Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including as President, Chief Operating Officer and director, from its inception until 1984. Mr. Huizenga owns the Miami Dolphins, as well as Pro Player Stadium in South Florida, and is a director of NationsRent, Inc., a national equipment rental company, and ANC Rental Corporation, a car rental company.

MIKE JACKSON

       Mr. Jackson, age 53, has served as our Chief Executive Officer and as a Director of the Company since September 1999. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a multinational automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated eleven automotive dealership franchises, including Mercedes-Benz and other brands of automobiles.

HARRIS W. HUDSON

       Mr. Hudson, age 59, has served as a Director of the Company since August 1995, and has served as our Vice Chairman since October 1996. From August 1995 until October 1996, Mr. Hudson served as our President. Since May 1998, Mr. Hudson has served as Vice Chairman and Secretary of Republic Services. Mr. Hudson also serves as a director of Boca Resorts and NationsRent.

ROBERT J. BROWN

       Mr. Brown, age 67, has served as a Director of the Company since May 1997. Mr. Brown has served as Chairman and Chief Executive Officer of B&C Associates, Inc., a management consulting, marketing research and public relations firm, since 1973. Mr. Brown also serves as a director of Duke Energy Corporation, Wachovia Corporation and Sonoco Products Company.

J.P. BRYAN

       Mr. Bryan, age 62, has served as a Director of the Company since May 1991. From January 1995 until February 1998, Mr. Bryan served as President and Chief Executive Officer of Gulf Canada Resources, Ltd., which is engaged in oil and gas exploration and production. Since 1998, Mr. Bryan has served as Senior Managing Director of

Torch Energy Advisors, Inc., an outsourcing and service provider to the oil and gas industry. Mr. Bryan also serves on the Board of Directors of Mission Resources Corp., an oil and gas exploration company, and ANC Rental.

RICK L. BURDICK

       Mr. Burdick, age 50, has served as a Director of the Company since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick serves as a member of the firm's Executive Committee, Chairman of the firm's Corporate and Securities Department and Partner-In-Charge of the Washington office. Mr. Burdick also serves as a director of Century Business Services, Inc., a provider of outsourced business services to small and medium-sized companies in the United States.

WILLIAM C. CROWLEY

       Mr. Crowley, age 44, has served as a Director of the Company since January 2002. Since January 1999, Mr. Crowley has been President and Chief Operating Officer of ESL Investments, Inc., a private investment firm. Prior to joining ESL Investments, Mr. Crowley served for 13 years with Goldman Sachs, a leading global investment banking and securities firm, most recently as a Managing Director in the firm's mergers and acquisitions department.

MICHAEL G. DEGROOTE

       Mr. DeGroote, age 68, has served as a Director of the Company since 1991 and served as the Vice Chairman of the Board of Directors of the Company from August 1995 until October 1996. Since April 1995, Mr. DeGroote has served as Chairman of the Board of Century Business Services. Mr. DeGroote also served as President and Chief Executive Officer of Century Business Services from April 1995 until October 1996 and from November 1997 until April 1999, and he served as Chief Executive Officer from April 1999 until October 2000.

GEORGE D. JOHNSON, JR.

       Mr. Johnson, Jr., age 59, has served as a Director of the Company since November 1995. Since January 1995, Mr. Johnson has served as Chief Executive Officer of Extended Stay America. Mr. Johnson serves as a director of Extended Stay America, Duke Energy Corporation and Boca Resorts.

EDWARD S. LAMPERT

       Mr. Lampert, age 39, has served as a Director of the Company since January 2002. In April 1988, Mr. Lampert formed ESL Investments, Inc., a private investment firm, and since then has managed the business and operations of ESL Investments and its various investment partnerships. Mr. Lampert also serves on the Board of Directors of AutoZone, Inc., a national retailer of automotive parts and accessories.

JOHN J. MELK

       Mr. Melk, age 65, has served as a Director of the Company since August 1995. Mr. Melk has been Chairman and Chief Executive Officer of H(2)O Plus, Inc., a bath and skin care product manufacturer and retail distributor, since 1988. Mr. Melk also serves as a director of Extended Stay America. Additionally, he is Chairman and Chief Executive Officer of Fisher Island Holdings, LLC, which owns the development rights of Fisher Island, Florida.

IRENE B. ROSENFELD

       Ms. Rosenfeld, age 48, has served as a Director of the Company since March 1999. Ms. Rosenfeld has been President of Kraft Canada, Inc., a subsidiary of Kraft Foods, Inc., a diversified food company, since 1996, and in May 2000 was also named Group Vice President of Kraft Foods and President of Operations, Research & Development and Information Systems, Canada, Mexico & Puerto Rico. Ms. Rosenfeld also serves as a Trustee of Cornell University.

       Mr. Hudson is married to Mr. Huizenga's sister. Otherwise, there are no family relationships between any of our Directors.

                                BOARD GOVERNANCE

       Our business and affairs are managed under the direction of our Board of Directors. Our Board establishes our overall corporate policies and reviews the performance of our management in executing our business strategy and managing our day-to-day operations. Our Directors are informed of our operations at meetings of our Board and our Board's Committees, through reports and analyses presented to our Board and our Board's Committees, and by discussions with our management. Significant communications between our Directors and our management also occur apart from meetings of our Board and our Board's Committees.

HOW MANY TIMES DID OUR BOARD MEET DURING 2001?

       Our Board of Directors held seven meetings during 2001 and took one action by unanimous written consent. During 2001, each of our Directors attended at least 75% of the total number of meetings of our Board of Directors and any Committees on which he or she served, except for Harris
       W. Hudson, who attended five of our Board's seven meetings during the year.

WHAT COMMITTEES HAS OUR BOARD ESTABLISHED?

       Our Board of Directors has established two standing Committees to assist it in discharging its responsibilities: our Audit Committee and our Compensation and Nominating Committee. In January 2002, our Board dissolved our Executive Committee, which had formerly consisted of Messrs. Huizenga, Jackson and Hudson, and generally retained for the full Board the powers that had previously been delegated to the Executive Committee. The following chart reflects the membership of each Committee of our Board:

                                AUDIT       COMPENSATION AND
            NAME              COMMITTEE   NOMINATING COMMITTEE
----------------------------  ---------   --------------------
H. Wayne Huizenga...........
Mike Jackson................
Harris W. Hudson............
Robert J. Brown.............
J.P. Bryan..................    *              **
Rick L. Burdick.............    *
William C. Crowley(1).......    *
Michael G. DeGroote.........
George D. Johnson, Jr.......                   *
Edward S. Lampert(1)........                   *
John J. Melk................    *
Irene B. Rosenfeld..........    **             *

             ----------------------------
              * Member
             ** Chair
             (1) Appointed to the Board of Directors and Committee on January 29, 2002.

       Audit Committee. Our Audit Committee is responsible for assisting our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes, system of internal controls and ethical behavior. Please refer to our Audit Committee's Report, which is set forth on page 12, for a further description of our Audit Committee's responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2001. Our Audit Committee consists of five Directors. Based upon the rules adopted by The New York Stock Exchange and the standards set forth in our Audit Committee charter, our Board has determined that each member of our Audit Committee meets all requisite qualifications to be a member of the Committee. Our Audit Committee held nine meetings during 2001.

       Compensation and Nominating Committee. Our Compensation and Nominating Committee sets our compensation philosophy and is responsible for administering our compensation programs, including approving base salaries and incentive compensation for our officers and stock option grants pursuant to our stock option plans. Our Compensation and Nominating Committee also identifies, evaluates and recommends to our Board candidates for nomination and election to our Board of Directors and for appointment to the Committees of our Board. Our Compensation and Nominating Committee consists of four Directors who have never been employees of AutoNation and who are not eligible to participate in any of the Compensation and Nominating Committee-administered compensation programs or plans. Our Compensation and Nominating Committee held six meetings during 2001 and took one action by unanimous written consent. Our Compensation and Nominating Committee's Report on Executive Compensation is set forth on pages 14 and 15.

HOW ARE OUR DIRECTORS COMPENSATED?

       In 2001, we paid each of our non-employee Directors, other than Mr. DeGroote, an annual fee for service on our Board of Directors of $25,000 plus $1,000 for each Board meeting attended in excess of four annually and for each Committee meeting attended. Our Directors also are entitled to the use of a company vehicle in accordance with our Director Car Policy and expense reimbursement in connection with Board and Committee meeting attendance. Imputed income from the use of company vehicles by our Directors under our Director Car Policy averaged approximately $16,170 during 2001 for each of our Directors who used a company car during 2001. Mr. DeGroote does not accept the annual Director fee and he does not use a company vehicle under our Director Car Policy.

       We want our outside Directors' compensation to be aligned with your interests as stockholders. Accordingly, our 1995 Amended and Restated Non-Employee Director Stock Option Plan currently provides for an initial grant of options to purchase 50,000 shares of our stock immediately upon the appointment of a non-employee Director to our Board. This plan also provides for an annual grant of options to purchase 20,000 shares of our stock at the beginning of each fiscal year to each non-employee Director serving on the Board at such date. Unless otherwise provided, all options granted under this plan are fully vested and immediately exercisable. Under this plan, each grant of options to a non-employee Director remains exercisable for a term of ten years from the grant date so long as the Director remains a member of the Board. The options are exercisable at a price per share equal to the closing price per share of our stock on The New York Stock Exchange on the date immediately prior to the grant date. In accordance with the plan, on January 2, 2002, Messrs. Brown, Bryan, Burdick, DeGroote, Hudson, Johnson and Melk and Ms. Rosenfeld each received an automatic grant of options to purchase 20,000 shares of our stock at an exercise price of $12.33 per share. Upon their appointment to our Board of Directors on January 29, 2002, Messrs. Crowley and Lampert each received an automatic grant of options to purchase 50,000 shares of our stock at an exercise price of $12.60 per share. Pursuant to agreements between us and Messrs. Crowley and Lampert, the options granted to Messrs. Crowley and Lampert may not be exercised until November 1, 2004.

                             AUDIT COMMITTEE REPORT

                The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

       During 2001, the Audit Committee consisted of Irene B. Rosenfeld (Chair),
J. P. Bryan, Rick L. Burdick and John J. Melk. William C. Crowley was appointed to the Audit Committee and joined Ms. Rosenfeld and Messrs. Bryan, Burdick and Melk as members of the Audit Committee on January 29, 2002. A written charter adopted by the Board of Directors governs the Audit Committee.

       Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation's financial reporting and audit processes, system of internal controls and ethical behavior. Management is responsible for the company's financial statements and the financial reporting process, including the system of internal controls. We also monitor the preparation by management of the company's quarterly and annual financial statements. AutoNation's independent auditor, who we recommend to the Board, is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of AutoNation in conformity with generally accepted accounting principles in the United States. We also are responsible for reviewing the scope of audit services in conjunction with management and the auditor and discussing with the auditor any relationships or services that may impact the objectivity and independence of the auditor.

       In fulfilling our oversight role, we met and held discussions with the company's management and auditor. Management advised us that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and the auditor. We discussed privately with the auditor matters deemed significant by the auditor, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

       The auditor also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the auditor matters relating to their independence and considered whether their provision of non-audit services is compatible with their independence.

       Based on our review with management and the auditor of AutoNation's audited consolidated financial statements and the auditor's report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          Audit Committee:

                                          Irene B. Rosenfeld (Chair)
                                          J. P. Bryan
                                          Rick L. Burdick
                                          William C. Crowley (member since
                                          January 29, 2002)
                                          John J. Melk

AUDIT FEES

       During fiscal 2001, we paid the following amounts to Arthur Andersen LLP in connection with audit and other services:

      Audit Fees.......................                      $1,723,000
      Financial Information Systems
        Design and Implementation
        Fees...........................                              --
      All Other Fees:
        Audit-Related Fees.............      $  523,000
        Other Fees.....................       1,354,000
                                             ----------
                                                             $1,877,000
                                                             ----------
                Total..................                      $3,600,000
                                                             ==========

       During fiscal 2001, we hired Arthur Andersen LLP to perform certain audit and other services. The audit-related services referenced in the table above include services performed in connection with certain securities offerings completed during 2001, including our offering of senior unsecured notes in August 2001. Other services included tax consulting, tax compliance services and employee benefit plan audits. In these situations, our Audit Committee and our management considered whether Arthur Andersen LLP could provide the necessary services without effect on its independence.

                             EXECUTIVE COMPENSATION

     COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                The following statement made by our Compensation and Nominating Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

COMPENSATION PHILOSOPHY

       The company's executive compensation program consists of three primary elements:

                      -   an annual base salary;
                      -   a performance-based annual bonus; and
                      - periodic grants of stock options designed to align the executive officer's interest with the interests of the company's stockholders.

       The compensation program for executive officers is designed to attract, motivate, reward and retain highly-skilled executives who have the talent and experience necessary to advance the company's short- and long-term interests. We believe that this approach effectively serves AutoNation's stockholders' best interests by tying a significant portion of incentive compensation to the achievement of goals that are aligned with your goals. The executive officer compensation program in 2001 was based in part on a competitive market analysis conducted by independent compensation consultants.

       We consider the anticipated tax treatment of various payments and benefits when determining executive compensation and administer the executive compensation program in a manner that maximizes the tax deductibility of compensation paid to the company's executives under Internal Revenue Code
Section 162(m) to the extent practicable. We believe, however, that the company's priority is to attract and retain highly-skilled executives to manage the company and, in some cases, the loss of a tax deduction may be necessary to accomplish that goal.

       The following is a summary of the considerations underlying each component of compensation paid to AutoNation's executive officers for 2001.

BASE SALARY

       We approve and recommend to the Board of Directors base salaries for the company's executive officers annually and consider such factors as: the level and scope of our executive officer's responsibilities; compensation levels of similarly positioned executives in comparable companies, as reflected in a market analysis conducted by independent compensation consultants; the performance of our particular business area or function for which the executive officer is responsible; and certain qualitative factors reflecting the individual performance of the executive officers. Our Compensation and Nominating Committee attempts to set the annual base salary for each of our executive officers at a level competitive with such salaries at comparable companies to attract and retain a high quality management team. We believe that the executive officers' base salaries for 2001 were set in accordance with this policy.

INCENTIVE BONUS

       In 1999, we adopted, and the company's stockholders approved, the 1999 Senior Executive Bonus Plan, which provides for a performance-based bonus program for executives who are designated as "covered employees" under Section 162(m) of the Internal Revenue Code.

       Under the terms of the 1999 Senior Executive Bonus Plan, we established specific annual performance goals and set target awards for participants, each of whom was selected based on the likelihood that he or she would have a significant impact on our performance. Our objective was to create a direct link between pay and performance for our senior executives. Participants selected with respect to one particular plan year were not guaranteed or assured of selection as to any subsequent year. We chose from any one or more of the following factors to set the performance goals applicable to a particular participant: (a) annual revenue; (b) controllable profits; (c) earnings per share; (d) customer satisfaction indices; (e) net income; (f) pro forma net income; (g) return on assets; and (h) return on sales. These performance goals were established while actual performance relative to the target remained substantially uncertain within the meaning of Section 162(m). At the time that the performance goals were selected for a particular participant, we also established an objective formula or standard for calculating the amount of the target award. The maximum annual target award payable to any particular participant under the plan was $2 million. We had absolute "negative discretion" to eliminate or reduce the amount of any award under the plan. For 2001, we established performance goals under the plan based upon the achievement of a specified level of earnings per share for the company. After the end of the year, we determined that the performance goal for 2001 had been achieved under the Plan and we made awards to participants in the Plan, subject to the exercise of negative discretion.

       We also award annual performance-based incentive bonuses to other senior officers. For 2001, we based the amount and conditions of such bonuses primarily on the company's financial performance for the year and, to a lesser degree, the individual performance of the senior officer during the year.

STOCK OPTIONS

       We believe that awarding stock options to our executive officers will motivate them to focus on the company's long-term performance. Under the company's stock option guidelines, stock option grants are generally made on an annual basis in competitive amounts. Stock option grants are also made to executive officers upon commencing service to the company or entering into an employment agreement with the company, subject to Compensation and Nominating Committee approval. Accordingly, in 2001 we approved the grant of stock option awards to each executive officer. Stock options generally vest in equal installments over four years and have an exercise price equal to the closing price of AutoNation common stock on the last trading day immediately preceding the grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       Our Board granted a salary adjustment for Mr. Jackson as our Chief Executive Officer in January 2001, increasing his annual base salary to $1,150,000. Mr. Jackson's base salary was based upon his performance and an assessment of competitive market data of comparable companies, as described above. In addition to his annual base salary, as described above, Mr. Jackson was awarded a $758,331 bonus for 2001 under the 1999 Senior Executive Bonus Plan. Receipt of $189,581 of Mr. Jackson's bonus will be deferred until February 28, 2004, subject to certain terms and conditions, including his continued service to AutoNation until February 28, 2004 (unless Mr. Jackson's employment is terminated by reason of death or disability, by the company "without cause" or by Mr. Jackson for "good reason" as provided in the deferral agreement). In July 2001, we approved an annual grant to Mr. Jackson of options to purchase 500,000 shares of stock exercisable at $11.05 per share. The options have a ten-year term, vest over four years and are not presently exercisable.

       We believe that tying a large part of our Chief Executive Officer's compensation to the performance of the company's stock improves the company's long-term performance by providing Mr. Jackson the incentive to grow the company's stock price and make AutoNation more profitable in future years. We believe that Mr. Jackson's compensation, as described above, is fair for his services as our Chief Executive Officer.

                                          Compensation and Nominating Committee:

                                          J.P. Bryan (Chair)
                                          George D. Johnson, Jr.
                                          Edward S. Lampert (member since
                                          January 29, 2002)
                                          Irene B. Rosenfeld

                           SUMMARY COMPENSATION TABLE

       The following tables set forth information with respect to our Chief Executive Officer and four other most highly compensated executive officers at December 31, 2001.

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       ------------
                                                                                        SECURITIES
                                                   ANNUAL COMPENSATION                  UNDERLYING
                                      ----------------------------------------------    OPTIONS TO
                                                                      OTHER ANNUAL       PURCHASE      ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY      BONUS     COMPENSATION(1)   COMMON STOCK   COMPENSATION
---------------------------           ----     ------      -----     ---------------   ------------   ------------
H. Wayne Huizenga...................  2001   $  500,000   $     --      $     --          500,000       $  4,910(2)
(Chairman of the Board)               2000    1,000,000         --            --          500,000          7,524(2)
                                      1999    1,000,000         --            --          886,274(3)       9,694(2)

Mike Jackson........................  2001    1,134,807    758,331(5)          --         500,000          4,429(6)
(Chief Executive Officer)(4)          2000    1,000,000    900,000       204,324(7)       850,000        205,831(8)
                                      1999      250,000    250,000        27,615(9)     1,107,843(3)      77,425(10)

Michael E. Maroone..................  2001      896,927    358,335       111,272(11)      400,000          1,689(2)
(President and Chief                  2000      850,000    510,000        67,426(12)      850,000          1,620(2)
Operating Officer)                    1999      783,654    321,563            --        1,107,843(3)       1,073(2)

Craig T. Monaghan...................  2001      539,041    162,500            --          300,000          1,697(14)
(Senior Vice President,               2000      283,846    280,000        47,059(9)       437,745(3)      93,345(15)
Chief Financial Officer)(13)

Patricia A. McKay...................  2001      398,270     91,919            --           60,000          1,567(17)
(Senior Vice President,               2000      363,462    230,875(18)          --        107,696(3)         338(2)
Finance)(16)                          1999      275,000     72,188            --           44,314(3)         295(2)

---------------

(1) Except as disclosed below, the aggregate total value of perquisites and other personal benefits, securities or property did not equal the lesser of $50,000 or ten percent (10%) of the annual salary and bonus for this officer during the fiscal year indicated.
(2)      Imputed income from life insurance.
(3) Reflects adjustment to stock options in connection with the tax-free spin-off to our stockholders of ANC Rental Corporation.
(4)      Mr. Jackson began serving as our Chief Executive Officer in September
         1999.
(5) Includes $189,581 as to which receipt by Mr. Jackson is deferred until February 28, 2004, subject to certain terms and conditions.
(6) Includes $2,723 of imputed income from life insurance and $1,706 of imputed income from an executive physical examination.
(7) Includes $115,017 of reimbursement by us for the payment of taxes in connection with certain relocation expenses, $61,764 of imputed income from company car usage and $27,543 of imputed income from use of our aircraft.
(8) Includes $203,209 of relocation expenses and $2,622 of imputed income from life insurance.
(9) Reimbursement by us for the payment of taxes in connection with certain relocation expenses.
(10) Includes $77,122 of relocation expenses and $404 of imputed income from life insurance.
(11) Includes $79,593 of imputed income from use of our aircraft and $31,679 of imputed income from company car usage.
(12) Includes $57,660 of imputed income from use of our aircraft and $9,766 of imputed income from company car usage.
(13) Mr. Monaghan began serving as our Senior Vice President, Chief Financial Officer in May 2000.
(14) Includes $480 of imputed income from life insurance and $1,217 of imputed income from an executive physical examination.
(15) Includes $93,105 of relocation expenses and $240 of imputed income from life insurance.
(16) Ms. McKay served as our Acting Chief Financial Officer and Controller from November 1999 until April 2000. Ms. McKay currently serves as our Senior Vice President, Finance, a position that she has held since November 1999.
(17) Includes $560 of imputed income from life insurance and $1,007 of imputed income from an executive physical examination.
(18) Includes a one-time bonus of $125,000 paid during April 2000 in recognition of Ms. McKay's service from November 1999 until April 2000 as our Acting Chief Financial Officer and Controller.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS                          VALUE AT
                                           -------------------------------------------------       ASSUMED ANNUAL
                                           NUMBER OF     % OF TOTAL                                RATES OF STOCK
                                           SECURITIES     OPTIONS                              PRICE APPRECIATION FOR
                                           UNDERLYING    GRANTED TO                                  OPTION TERM
                                            OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ----------------------
NAME AND PRINCIPAL POSITION                 GRANTED     FISCAL YEAR     PRICE      DATE(1)         5%          10%
---------------------------                ----------   ------------   --------   ----------   ----------   ----------

H. Wayne Huizenga........................   500,000        6.3%         $11.05     7/25/11     $3,474,643   $8,805,427
(Chairman of the Board)

Mike Jackson.............................   500,000         6.3          11.05     7/25/11      3,474,643    8,805,427
(Chief Executive Officer)

Michael E. Maroone.......................   400,000         5.0          11.05     7/25/11      2,779,714    7,044,342
(President and Chief Operating Officer)

Craig T. Monaghan........................   300,000         3.8          11.05     7/25/11      2,084,786    5,283,256
(Senior Vice President, Chief Financial
  Officer)

Patricia A. McKay........................    60,000           *          11.05     7/25/11        416,957    1,056,651
(Senior Vice President, Finance)

-------------
* Less than 1%
(1) These options become exercisable in four equal annual installments commencing on July 25, 2002 and are subject to earlier termination in accordance with the applicable stock option plan and agreement.

                   AGGREGATED OPTION EXERCISES IN YEAR ENDED
                  DECEMBER 31, 2001 AND YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                        SHARES                      DECEMBER 31, 2001             DECEMBER 31, 2001
                                       ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME AND PRINCIPAL POSITION           ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------           -----------   --------   -----------   -------------   -----------   -------------

H. Wayne Huizenga...................       --           --      7,369,334        875,000     $6,785,868     $2,685,625
(Chairman of the Board)

Mike Jackson........................       --           --        766,422      1,691,421      2,114,038      5,072,412
(Chief Executive Officer)

Michael E. Maroone..................       --           --      1,354,411      1,653,736      1,641,984      4,040,730
(President and Chief Operating
  Officer)

Craig T. Monaghan...................       --           --        109,437        628,308        448,568      1,729,693
(Senior Vice President, Chief
  Financial Officer)

Patricia A. McKay...................       --           --        217,691        172,970        277,449        502,058
(Senior Vice President, Finance)

                               PERFORMANCE GRAPH

       The following graph and table compare the cumulative total stockholder return on our common stock from December 31, 1996 through December 31, 2001 with the performance of: (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Retail (Specialty) Index. We have created these comparisons using data supplied by Research Data Group, Inc. The comparisons reflected in the graph and table are not intended to forecast the future performance of our stock and may not be indicative of future performance. The graph and table assume investments of $100 in our stock and each index on December 31, 1996, as well as reinvestment of dividends. The distribution we made to our stockholders on June 30, 2000 in connection with the tax-free spin-off to our stockholders of ANC Rental Corporation is reflected in the graph and table as a reinvestment of a cash dividend in the amount of $.69. The spin-off was completed by issuing to each AutoNation stockholder of record as of June 16, 2000 one share of ANC Rental common stock for each eight shares of AutoNation common stock held by such stockholder.

                              (PERFORMANCE GRAPH)

                                                      CUMULATIVE TOTAL RETURN
                            ---------------------------------------------------------------------------
                                 12/96        12/97        12/98        12/99        12/00        12/01
                            ---------------------------------------------------------------------------
AUTONATION, INC..........    $100.00      $ 74.75      $ 47.70      $ 29.66      $ 19.24      $ 39.54
S & P 500................     100.00       133.36       171.47       207.56       188.66       166.24
S & P RETAIL
  (SPECIALTY)............     100.00       100.45        86.04        61.48        51.30        82.81

   COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Messrs. Bryan and Johnson and Ms. Rosenfeld served as members of our Compensation and Nominating Committee in 2001. Mr. Johnson has served as the President and Chief Executive Officer of Extended Stay America, and Mr. Huizenga has served as the Chairman of the Board of Extended Stay America, since January 1995.

                             EMPLOYMENT AGREEMENTS

       We have entered into employment agreements with Mike Jackson, Michael E. Maroone and Craig T. Monaghan. Summaries of these employment agreements and other employment arrangements are set forth below.

       Mike Jackson. In September 1999, we entered into an employment agreement with Mr. Jackson pursuant to which he serves as our Chief Executive Officer. The agreement, which expires September 24, 2002 (subject to earlier termination), provided for an initial base salary of $1,000,000 per year, subject to future increases as determined by our Compensation and Nominating Committee. In January 2001, our Compensation and Nominating Committee approved an increase in Mr. Jackson's base salary to $1,150,000 per year. Mr. Jackson's employment agreement also provides for his participation in the 1999 Senior Executive Bonus Plan, with bonus eligibility and performance objectives as established by the Compensation and Nominating Committee during the first quarter of each year. Receipt of a portion of the bonus award payable to Mr. Jackson for 2001 under the 1999 Senior Executive Bonus Plan was deferred until February 28, 2004, subject to certain terms and conditions. Upon the commencement of Mr. Jackson's employment, we granted to Mr. Jackson a sign-on bonus in the amount of $250,000 and stock options with respect to a total of 1,107,843 shares of our common stock (adjusted to reflect the tax-free spin-off to our stockholders of ANC Rental). All of these options vest in four equal annual installments commencing on September 24, 2000 and have an exercise price equal to $10.61 per share and a term expiring on September 24, 2009 (subject to earlier termination in accordance with the applicable stock option plan and agreement). Mr. Jackson has participated in our stock option program in each year since the commencement of his employment and will continue to participate in this program in future years at the discretion of our Compensation and Nominating Committee. Under the terms of the agreement, if we terminate Mr. Jackson's employment for any reason other than "cause," he is entitled to receive his annual base salary until September 24, 2002, as well as the pro rata portion of his annual performance bonus applicable to the period prior to the termination of his employment. Additionally, if we terminate Mr. Jackson's employment without "cause," all stock options held by him will continue to vest during the 12-month period immediately following such termination, and he shall have an additional two-month period from the end of such 12-month period to exercise any vested options. The agreement also provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

       Michael E. Maroone. On August 1, 2000, we entered into an employment agreement with Michael E. Maroone that provides for him to serve as our President and Chief Operating Officer. The term of the employment agreement ends on December 31, 2003. Our agreement with Mr. Maroone provided for an initial base salary of $850,000 per year, subject to future increases as determined by our Compensation and Nominating Committee. In January 2001, our Compensation and Nominating Committee approved an increase in Mr. Maroone's base salary to $900,000 per year. The employment agreement also provides for Mr. Maroone's participation in the 1999 Senior Executive Bonus Plan, with bonus eligibility and performance objectives as established by the Compensation and Nominating Committee during the first quarter of each year. Upon the execution of his employment agreement, on August 1, 2000, we granted him options to purchase 350,000 shares of our stock. All of these options vest in four equal annual installments commencing on August 1, 2001 and have an exercise price equal to $6.875 per share and a term expiring on August 1, 2010 (subject to earlier termination in accordance with the applicable stock option plan and agreement). Mr. Maroone has participated in our stock option program in each year since the commencement of his employment and will continue to participate in this program in future years at the discretion of our Compensation and Nominating Committee. Under the terms of the agreement, if Mr. Maroone's employment is terminated by us for any reason other than "cause," or if he terminates his employment with us for "good reason" (each as defined in the employment agreement), he is entitled to receive the greater of one year's base salary and his then-current base salary for the remainder of his employment term. In such circumstances, Mr. Maroone would also be entitled to receive the pro rata portion of his annual performance bonus applicable to the period prior to the termination of his employment, provided that the applicable performance objectives are satisfied.

       Additionally, by letter to Mr. Maroone dated March 26, 1999, we confirmed that upon the termination of Mr. Maroone's employment with us any stock options granted to Mr. Maroone prior to March 26, 1999 would continue to vest in accordance with their initial vesting schedule and would be exercisable through the duration of their original ten-year terms.

       Craig T. Monaghan. On April 19, 2000, we entered into an agreement with Craig T. Monaghan by which he serves as our Senior Vice President, Chief Financial Officer. Our agreement with Mr. Monaghan provided for Mr. Monaghan's employment with us at an initial base salary of $450,000 per year. In January 2001, our Compensation and Nominating Committee approved an increase in Mr. Monaghan's base salary to $550,000 per year. The agreement also provided for an initial annual bonus of up to 50% of Mr. Monaghan's annual salary, payable upon the achievement of certain company performance goals. Upon the commencement of Mr. Monaghan's employment, we granted to Mr. Monaghan a sign-on bonus in the amount of $100,000 and options to purchase a total of 387,745 shares of our stock (adjusted to reflect the tax-free spin-off to our stockholders of ANC Rental). These options vest in four equal annual installments commencing on May 8, 2001 and have an exercise price equal to $8.41 per share and a term expiring on May 8, 2010 (subject to earlier termination in accordance with the applicable stock option plan and agreement). Mr. Monaghan has participated in our stock option program in each year since the commencement of his employment and will continue to participate in this program in future years at the discretion of our Compensation and Nominating Committee. Under the terms of the agreement, if Mr. Monaghan's employment is terminated by us for any reason other than "cause," or if he terminates his employment with us for "good reason" (as defined in the employment agreement), he is entitled to receive an amount equivalent to eighteen (18) months of his initial base salary of $450,000.

                          STOCK OWNERSHIP INFORMATION

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires that our Directors, executive officers and persons who beneficially own 10% or more of our stock file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2001, all such filing requirements applicable to our Directors, executive officers and greater than 10% beneficial owners were complied with.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information as of March 25, 2002 with respect to the beneficial ownership of our stock by (1) each person who is known by us to be a beneficial owner of more than 5% of our stock outstanding,
(2) each of our Directors, (3) our Chief Executive Officer and our four other highest paid executive officers named in the Summary Compensation Table and (4) all of our current Directors and executive officers as a group. Share amounts and percentages include shares of our stock that may be acquired by such individual, entity or group upon exercise of all options exercisable on March 25, 2002 or within sixty days thereafter. As of March 25, 2002, there were 321,199,684 shares of our common stock outstanding. References to stock options in the footnotes to the following table reflect an adjustment made in connection with the spin-off to our stockholders of ANC Rental Corporation with respect to any stock options granted prior to August 1, 2000.

                                                                    SHARES OF
                                                                   COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         NUMBER       PERCENT
---------------------------------------                       -----------    -------
ESL Investments, Inc.(2)....................................   76,738,300     23.9%
         One Lafayette Place
         Greenwich, CT 06830
Subsidiaries of FMR Corp.(3)................................   30,456,677      9.5%
         82 Devonshire Street
         Boston, MA 02109
H. Wayne Huizenga(4)........................................   17,266,482      5.3%
Mike Jackson(5).............................................      796,422        *
Harris W. Hudson(6).........................................   16,124,588      5.0%
Robert J. Brown(7)..........................................      197,455        *
J.P. Bryan(8)...............................................      150,785        *
Rick L. Burdick(9)..........................................      150,785        *
William C. Crowley(10)......................................   76,738,300     23.9%
Michael G. DeGroote(11))....................................    8,285,652      2.6%
George D. Johnson, Jr.(12)..................................    1,160,890        *
Edward S. Lampert(13).......................................   76,738,300     23.9%
John J. Melk(14)............................................    1,208,570        *
Irene B. Rosenfeld(15)......................................      117,549        *
Michael E. Maroone(16)......................................    4,980,347      1.5%
Craig T. Monaghan(17).......................................      206,573        *
Patricia A. McKay(18).......................................      247,292        *
All Directors and executive officers as a group (17
  persons)(19)..............................................  127,773,450     38.2%

-------------

 *      Less than 1%

(1) Except as otherwise indicated, the mailing address of each person or entity named in the table is AutoNation, Inc., AutoNation Tower, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

(2) Shares deemed beneficially owned by ESL Investments, Inc., are owned by a group consisting of ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., ESL Investors, L.L.C., CBL Partners, L.P., Courtesy Partners, L.P., Mr. Lampert and Mr. Crowley. The general partner of ESL Partners, L.P., is RBS Partners, L.P. The general partner of RBS Partners, L.P. is ESL Investments, Inc. ESL Investment Management, LLC is the investment manager of ESL Limited. RBS Investment Management, LLC is the general partner of ESL Institutional Partners, L.P. ESL Investments, Inc. is the general partner of CBL Partners, L.P. and Courtesy Partners, L.P. Mr. Lampert is the managing member of ESL Investment Management, LLC and RBS Investment Management, LLC, and the Chief Executive Officer of ESL Investments, Inc. Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc. In their respective capacities, each of the foregoing may be deemed to be the beneficial owner of the shares of AutoNation common stock beneficially owned by other members of the group. ESL Partners, L.P., is the record owner of 40,819,475 shares, ESL Limited is the record owner of 7,922,202 shares, ESL Institutional Partners, L.P., is the record owner of 1,443,026 shares, ESL Investors, L.L.C., is the record owner of 9,553,597 shares, CBL Partners, L.P., is the record owner of 9,000,000 shares and Courtesy Partners, L.P., is the record owner of 8,000,000 shares. Each entity has the sole power to vote and dispose of the shares deemed beneficially owned by it.

(3) Includes: (a) 30,048,477 shares owned by Fidelity Management & Research Company, (b) 104,200 shares owned by Fidelity Management Trust Company and (c) 304,000 shares owned by Fidelity International Limited. Fidelity Management & Research Company and Fidelity Management Trust are wholly-owned subsidiaries of FMR Corp. This information is based on an amendment to Schedule 13G filed by FMR Corp. on February 14, 2002. FMR Corp. and Fidelity International expressly disclaim that they are acting as a "group" for purposes of Section 13(d) under the Exchange Act.

(4) The aggregate amount of our stock beneficially owned by Mr. Huizenga consists of: (a) 2,929 shares owned directly, (b) 9,894,219 shares owned by Huizenga Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, and (c) vested options to purchase 7,369,334 shares.

(5) The aggregate amount of our stock beneficially owned by Mr. Jackson consists of: (a) 30,000 shares owned directly and (b) vested options to purchase 766,422 shares.

(6) The aggregate amount of our stock beneficially owned by Mr. Hudson consists of: (a) 14,650,279 shares beneficially owned by Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson, and (b) vested options to purchase 1,474,309 shares.

(7) The aggregate amount of our stock beneficially owned by Mr. Brown consists of: (a) 200 shares owned by Mr. Brown and his wife as joint tenants and (b) vested options to purchase 197,255 shares.

(8) The aggregate amount of our stock beneficially owned by Mr. Bryan consists of vested options to purchase 150,785 shares.

(9) The aggregate amount of our stock beneficially owned by Mr. Burdick consists of vested options to purchase 150,785 shares.

(10) Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc. All shares indicated are owned by ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., ESL Investors, L.L.C., CBL Partners, L.P. and Courtesy Partners, L.P. Mr. Crowley does not have direct beneficial ownership of any shares, however, he may be deemed to have indirect beneficial ownership of the shares owned by these entities.

(11) The aggregate amount of our stock beneficially owned by Mr. DeGroote consists of: (a) 8,024,083 shares owned by Westbury (Bermuda) Ltd., a Bermuda corporation controlled by Mr. DeGroote, and (b) vested options to purchase 261,569 shares.

(12) The aggregate amount of our stock beneficially owned by Mr. Johnson consists of: (a) 899,321 shares owned by GDJ, Jr. Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Johnson, and
        (b) vested options to purchase 261,569 shares.

(13) Mr. Lampert is the Chief Executive Officer of ESL Investments, Inc. All shares indicated are owned by ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., ESL Investors, L.L.C., CBL Partners, L.P. and Courtesy Partners, L.P. Mr. Lampert does not have direct beneficial ownership of any shares, however, he may be deemed to have indirect beneficial ownership of the shares owned by these entities.

(14) The aggregate amount of our stock beneficially owned by Mr. Melk consists of: (a) 122,001 shares owned directly, (b) 825,000 shares owned by JJM Republic Limited Partnership, of which Mr. Melk is the general partner and his three adult children are limited partners, and (c) vested options to purchase 261,569 shares.

(15) The aggregate amount of our stock beneficially owned by Ms. Rosenfeld consists of vested options to purchase 117,549 shares.

(16) The aggregate amount of our stock beneficially owned by Mr. Maroone consists of: (a) 3,353,988 shares beneficially owned by Michael Maroone Family Partnership, a Nevada limited partnership controlled by Mr. Maroone, (b) 1,912 shares held through the AutoNation 401(k) Plan and
        (c) vested options to purchase 1,624,447 shares.

(17) The aggregate amount of our stock beneficially owned by Mr. Monaghan consists of: (a) options to purchase 206,373 shares, of which options to purchase 109,436 shares have vested as of March 25, 2002, and (b) 200 shares held through the AutoNation 401(k) Plan.

(18) The aggregate amount of our stock beneficially owned by Ms. McKay consists of: (a) options to purchase 245,735 shares, of which options to purchase 238,811 shares have vested as of March 25, 2002, and (b) 1,557 shares held through the AutoNation 401(k) Plan.

(19) The aggregate amount of our stock beneficially owned by all Directors and executive officers as a group includes: (a) 5,437 shares held through the AutoNation 401(k) Plan and (b) options to purchase 13,227,693 shares, of which options to purchase 13,123,833 shares have vested as of March 25, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The following is a summary of agreements and transactions among certain related parties and us. It is our policy that transactions with related parties must be on fair and reasonable terms that are no less favorable to us than those that would be available in an arm's length transaction with an unrelated party. Based on our experience, we believe that all of the transactions described below met that standard at the time the transactions were effected. The amounts disclosed for the following transactions are estimates based on our records and other information currently available to us.

       Mr. Huizenga owns the Miami Dolphins and Pro Player Stadium, a professional sports stadium in South Florida. In 2001, we paid an aggregate of approximately $375,000 to the Miami Dolphins and Pro Player Stadium in exchange for certain marketing services, including the rental of the stadium for an off-site used vehicle sale event for our dealerships, and for the use of executive suites and tickets to events at Pro Player Stadium. We expect to continue these relationships with the Miami Dolphins and Pro Player Stadium during 2002.

       During 2001, we leased an executive suite at the National Car Rental Center, a professional sports arena in Broward County, Florida that was leased by Boca Resorts, Inc. Mr. Huizenga is the Chairman of the Board of Boca Resorts and beneficially owns approximately 18% of Boca Resorts' outstanding stock. Messrs. Hudson and Johnson are also directors of Boca Resorts and own approximately 3% of Boca Resorts' outstanding common stock in the aggregate. Under the suite lease agreement, we paid Boca Resorts approximately $128,000 during 2001, plus incidental costs. In July 2001, Boca Resorts sold the Florida Panthers, the National Hockey League franchise that plays at the National Car Rental Center, and transferred its interest in the arena. Boca Resorts also owns and operates various resort hotels, including a hotel in Fort Lauderdale, Florida, at which we have hosted from time to time meetings of our key managers. During 2001, we paid Boca Resorts approximately $156,000 for the use of conference facilities and lodging accommodations at its hotels in connection with our management meetings.

       During 2001, we purchased approximately $620,000 of pre-employment drug screening services from Psychemedics Corporation. Mr. Huizenga owns approximately 11.1% of the outstanding common stock of Psychemedics. We expect to continue to utilize Psychemedics to perform customary pre-employment drug screenings in 2002.

       In connection with our spin-off of ANC Rental Corporation in June 2000, we entered into a distribution agreement, a tax sharing agreement and various lease agreements, transitional service agreements, purchase agreements and other arrangements with ANC Rental. Messrs. Huizenga and Bryan are directors of ANC Rental and several of our Directors own stock of ANC Rental. In November 2001, ANC Rental filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in Wilmington, Delaware. Due to the bankruptcy of ANC Rental, some or all of its obligations under the agreements described below may be extinguished or our claims against ANC Rental under such agreements may be unenforceable. In May 2000, we agreed to lease certain space in our computer data center to ANC Rental. ANC Rental paid us approximately $870,000 for such space in 2001. In connection with the spin-off, we also agreed to provide guarantees and credit enhancements for certain ANC Rental indebtedness and other obligations, for which ANC Rental paid us a fee of approximately $915,000 during 2001. We expect to continue to provide certain credit support, although we do not believe ANC Rental will pay us for our credit support during 2002 due to its bankruptcy. We entered into agreements with ANC Rental pursuant to which it agreed to purchase a certain number of its rental fleet vehicles through certain of our dealerships. During 2001, ANC Rental purchased approximately 31,000 rental fleet vehicles through us under these agreements, generating a mark-up fee for us of approximately $220,000. These agreements have expired and, accordingly, we do not expect to sell to ANC Rental any vehicles during 2002. ANC Rental also paid us approximately $8.1 million for parts purchases made during 2001. In addition, we sold parts to ANC Rental for approximately $1.2 million during 2001 for which we do not expect to receive payment from ANC Rental due to its bankruptcy. ANC Rental also leases space from certain of our dealerships to operate its local car rental businesses. During 2001, ANC Rental paid our dealerships an aggregate of approximately $460,000 under such leases.

       In January 2001, we sold a jet to Republic Services, Inc. for approximately $4.7 million, which was based on its then current net asset value plus the agreed upon value of certain repairs performed by us immediately prior to the sale. Messrs. Huizenga and Hudson are Chairman of the Board and Vice Chairman of the Board and Secretary, respectively, of Republic Services. We also sublease office space at our corporate headquarters to Republic Services. During 2001, Republic Services paid us approximately $700,000 pursuant to this lease, which expires in February 2003.

       We lease to NationsRent, Inc. space at our computer data center for which NationsRent paid us approximately $150,000 in 2001. Mssrs. Huizenga and Hudson are directors of NationsRent and Mr. Hudson owns approximately 1.8% of NationsRent's outstanding common stock. Additionally, until December 2001, Wayne Huizenga, Jr., the son of Mr. Huizenga, owned approximately 20.9% of NationsRent's outstanding common stock through H. Family Investments, Inc., a Florida corporation controlled by him. In 2001, we also subleased to NationsRent certain office space at a monthly rental rate of approximately $61,000. NationsRent paid us approximately $732,000 pursuant to this arrangement during 2001. In January 2002, based upon prevailing market conditions, we extended the office sublease at a monthly rental rate of approximately $52,000. In December 2001, H. Family Investments, Inc. sold all of its NationsRent common stock. In addition, we subleased two other office space locations to NationsRent, each of which expired in August 2001. NationsRent paid us approximately $400,000 during 2001 for this office space. In December 2001, NationsRent filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in Wilmington, Delaware. Due to the bankruptcy of NationsRent, some or all of NationsRent's obligations under the foregoing agreements may be extinguished or our claims thereunder may be unenforceable.

       During March 2002, we sold approximately 100 fleet vehicles to AutoZone, Inc. Mr. Lampert is a director of AutoZone and is Chairman, Chief Executive Officer and controlling principal of ESL Investments, Inc., which together with its affiliated investment partnerships owns approximately 24% of the outstanding common stock of AutoZone. Mr. Crowley is the President and Chief Operating Officer of ESL Investments. The vehicles were sold for an aggregate price of approximately $1.2 million and a mark-up fee for us of approximately $22,000. We expect to enter into similar fleet arrangements with AutoZone in the future.

       During 2001, we engaged the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. for various legal services. Mr. Burdick is a partner in that law firm. We expect this relationship to continue in 2002.

                                 OTHER MATTERS

       We are not aware of any other matters that will be properly brought before the annual meeting. However, if any additional matters are properly brought before the annual meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. The accompanying form of proxy has been prepared at the direction of our Board of Directors and is being sent to you at the request of our Board of Directors. Messrs. Jackson and Ferrando were designated to be your proxies by our Board of Directors.

                             STOCKHOLDER PROPOSALS

       As more specifically provided in our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, any stockholder proposal to be considered at the 2003 Annual Meeting of Stockholders generally must be properly submitted to us not earlier than January 16, 2003 nor later than February 15, 2003. Detailed information for submitting stockholder proposals will be provided upon written request to the Secretary of AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. These requirements are separate from and in addition to the Securities and Exchange Commission's requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2003 Annual Meeting of Stockholders.

       Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2003 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary not later than December 13, 2002. No stockholder proposal was properly received for inclusion in this Proxy Statement.

                                                                       EXHIBIT A

                                AUTONATION, INC.
                     SENIOR EXECUTIVE INCENTIVE BONUS PLAN

1. Purpose. The purpose of the AutoNation, Inc. Senior Executive Incentive Bonus Plan is to align the interests of Company management with those of the shareholders of the Company by encouraging management to achieve goals intended to increase shareholder value.

2. Definitions. The following terms, as used herein, shall have the following meanings:

       (a) "Award" shall mean an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Factors with respect to a Performance Period.

       (b)  "Board" shall mean the Board of Directors of the Company.

       (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

       (d) "Committee" shall mean the Compensation and Nominating Committee of the Board or such other committee or subcommittee as may be appointed by the Board to administer the Plan in accordance with Section 3 of the Plan.

       (e) "Common Stock" shall mean the common stock of the Company, par value $.01 per share.

       (f) "Company" shall mean AutoNation, Inc., a Delaware corporation, or any successor corporation.

       (g) "Disability" shall mean permanent disability as determined pursuant to the long-term disability plan or policy of the Company or its Subsidiaries in effect at the time of such disability and applicable to a Participant.

       (h)  "Effective Date" shall mean January 1, 2002.

       (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       (j) "Executive Officer" shall mean an officer of the Company or its Subsidiaries who is an "executive officer" within the meaning of Rule 3b-7 promulgated under the Exchange Act.

       (k) "Participant" shall mean an Executive Officer or other key employee who is, pursuant to Section 4 of the Plan, selected to participate herein.

       (l) "Performance Factors" shall mean the criteria and objectives, determined by the Committee, which must be met during the applicable Performance Period as a condition of the Participant's receipt of payment with respect to an Award. Performance Factors may include any or all of the following or any combination thereof: net income (before or after taxes); operating income; gross margin; earnings before all or any of interest, taxes, depreciation and/or amortization ("EBIT", "EBITA" or "EBITDA"); revenue; unit sales; cash flow; return on equity; return on assets; return on capital; asset management (e.g., inventory and receivable levels); earnings from continuing operations; cost reduction goals or levels of expenses, costs or liabilities; market share; customer satisfaction or any increase or decrease of one or more of the foregoing over a specified period. Such Performance Factors may relate to the performance of the Company, a Subsidiary, any portion of the business (including one or more stores or franchises), product line or any combination thereof and may be expressed on an aggregate, per share (outstanding or fully diluted) or per unit basis. Where applicable, the Performance Factors may be expressed in terms of attaining a specified level of the particular criteria, the attainment of a percentage increase or decrease in the particular criteria, or may be applied to the performance of the Company, a Subsidiary, any portion of the business (including one or more stores or franchises), product line, or any combination thereof, relative to a market index, a group of other companies (or their subsidiaries, any portion of their businesses (including one or more stores or franchises) or product lines), or a combination thereof, all as determined by the Committee. Performance Factors may include a threshold level of performance below which no payment shall be made, levels of performance below the target level but above the threshold level at which specified percentages of the Award shall be paid, a target level of performance at which the full Award shall be paid, levels of
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performance above the target level but below the maximum level at which specified multiples of the Award shall be paid, and a maximum level of performance above which no additional payment shall be made. Performance Factors may also specify that payments for levels of performances between specified levels will be interpolated. The Committee shall have the sole discretion to determine whether, or to what extent, Performance Factors are achieved; provided, however, that the Committee shall have the authority to make appropriate adjustments in Performance Factors under an Award to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company or its Subsidiaries after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company or its Subsidiaries, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), (6) the impact of capital expenditures, (7) the impact of share repurchases and other changes in the number of outstanding shares, and (8) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

       (m) "Performance Period" shall mean the twelve-month periods commencing on January 1, 2002 and each January 1 thereafter, or such other periods as the Committee shall determine; provided that a Performance Period for a Participant who becomes employed by the Company or its Subsidiaries following the commencement of a Performance Period may be a shorter period that commences with the date of the commencement of such employment.

       (n) "Plan" shall mean this AutoNation, Inc. Senior Executive Incentive Bonus Plan.

       (o) "Subsidiary" shall mean any company, partnership, limited liability company, business or entity (other than the Company) of which at least 50% of the combined voting power of its voting securities is, or the operations and management are, directly or indirectly controlled by the Company.

3. Administration. The Plan shall be administered by a Committee of the Board. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Factors, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Factors in recognition of unusual or non-recurring events affecting the Company or its Subsidiaries or the financial statements of the Company or its Subsidiaries, or in response to changes in applicable laws, regulations or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

       The Committee shall consist of two or more persons each of whom shall be an "outside director" within the meaning of Section 162(m) of the Code. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

       Subject to Section 162(m) of the Code or as otherwise required for compliance with other applicable law, the Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees.

4. Eligibility. Awards may be granted to Participants in the sole discretion of the Committee. In determining the persons to whom Awards shall be granted and the Performance Factors relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

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5.       Terms of Awards.  Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

       (a) In General. On or prior to the date on which 25% of a Performance Period has elapsed, the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Performance Period and the Performance Factors applicable to each Award for each Participant with respect to such Performance Period. Unless otherwise provided by the Committee in connection with specified terminations of employment, payment in respect of Awards shall be made only if and to the extent the Performance Factors with respect to such Performance Period are attained.

       (b) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, in no event shall payment in respect of Awards granted hereunder exceed $5,000,000 to any one Participant in any one year. The Committee may at its discretion decrease the amount of an Award payable upon attainment of the specified Performance Factors, but in no event may the Committee increase at its discretion the amount of an Award payable upon attainment of the specified Performance Factors.

       (c) Time and Form of Payment. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan shall be made in cash within ninety (90) days after the end of the Performance Period.

6. Term. Subject to the approval of the Plan by the holders of a majority of the Common Stock represented and voting on the proposal at the annual meeting of Company stockholders to be held in 2002 (or any adjournment thereof), the Plan shall be effective as of January 1, 2002 and shall continue in effect until all awards for Performance Periods ending on or before December 31, 2006 have been paid, unless earlier terminated as provided below.

7.       General Provisions.

       (a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

       (b) Nontransferability. Awards shall not be transferable by a Participant except upon the Participant's death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable in accordance with any beneficiary designation made by the Participant in accordance with Section 7(k) below or, in the absence thereof, by will or the laws of descent and distribution.

       (c) No Right To Continued Employment. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way whatever rights otherwise exist of the Company or its Subsidiaries to terminate such Participant's employment or change such Participant's remuneration.

       (d) Withholding Taxes. Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.

       (e) Amendment and Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates, provided that the exercise of the Committee's discretion pursuant to Section 5(b) to reduce the amount of an Award shall not be deemed an amendment of the Plan.

       (f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

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       (g)  Termination of Employment.

                (i) Unless otherwise provided by the Committee, except as set forth in subparagraph (ii) of this subsection (g), a Participant must be actively employed by the Company or its Subsidiaries at the end of the Performance Period (although such Participant need not be actively employed on the date of payment of the related Award) in order to be eligible to receive payment in respect of such Award.

                (ii) Unless otherwise provided by the Committee, if a Participant's employment is terminated as result of death, Disability or voluntary retirement with the consent of the Company prior to the end of the Performance Period, such Participant shall receive a pro rata portion of the Award that he or she would have received with respect to the applicable Performance Period, which shall be payable at the time payment is made to other Participants in respect of such Performance Period.

       (h) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

       (i) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

       (j) Effective Date. The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any Awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

       (k) Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant and an Award is payable to the Participant's beneficiary pursuant to Section 7(b), the executor or administrator of the Participant's estate shall be deemed to be the grantee's beneficiary.

       (l) Interpretation. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

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                                                        CONTROL NUMBER

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AUTONATION, INC.                                        000000000.000 EXT
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[BAR CODE]                                              000000000.000 EXT
                                                        000000000.000 EXT
MR A SAMPLE                                             000000000.000 EXT
DESIGNATION (IF ANY)
ADD 1                                                   HOLDER ACCOUNT NUMBER
ADD 2
ADD 3                                                   C 1234567890     JNT
ADD 4
ADD 5                                                   [BAR CODE]
ADD 6


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
Use a black pen. Print in
CAPITAL letters inside the grey                                         [ ] Mark this box with an X if you have made
areas as shown in this example.   [A][B][C] [1][2][3] [X]                   changes to your name or address details above.

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ANNUAL MEETING PROXY CARD
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[A] ELECTION OF DIRECTORS          PLEASE REFER TO THE REVERSE SIDE FOR INTERNET
                                   AND TELEPHONE VOTING INSTRUCTIONS.
1. A vote FOR all nominees is recommended by the Board of Directors.

                          FOR  WITHHOLD                                FOR  WITHHOLD                                   FOR  WITHHOLD
01 - H. Wayne Huizenga    [ ]    [ ]        05 - J.P. Bryan            [ ]    [ ]       09 - George D. Johnson, Jr.    [ ]    [ ]

02 - Mike Jackson         [ ]    [ ]        06 - Rick L. Burdick       [ ]    [ ]       10 - Edward S. Lampert         [ ]    [ ]

03 - Harris W. Hudson     [ ]    [ ]        07 - William C. Crowley    [ ]    [ ]       11 - John J. Meik              [ ]    [ ]

04 - Robert J. Brown      [ ]    [ ]        08 - Michael G. DeGroote   [ ]    [ ]       12 - Irene B. Rosenfeld        [ ]    [ ]

[B] A PROPOSAL TO APPROVE THE AUTONATION, INC.
    SENIOR EXECUTIVE INCENTIVE BONUS PLAN.
A vote FOR is recommended by the Board of directors

                                                      FOR    AGAINST    ABSTAIN

                                                      [ ]      [ ]        [ ]







[C] AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR
    INSTRUCTIONS TO BE EXECUTED.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any representative capacity, sign name and title.

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
Signature 1                                  Signature 2                                  Date (dd/mm/yyyy)
[                               ]            [                                 ]          [ ][ ]  [ ][ ]  [ ][ ][ ][ ]
---------------------------------            -----------------------------------          ------  ------  ------------

[ ] A643                                     1 UPX                                                                   +
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PROXY - AUTONATION, INC.
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Mike Jackson and Jonathan P. Fernando, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 16, 2002, or any postponements or adjournments thereof, as indicated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 SET FORTH ON THE OTHER SIDE. As to any other matter, the proxy holders shall vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

The undersigned hereby acknowledges receipt of the Notice of the 2002 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2001 furnished herewith.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side)







NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET
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Use any touch-tone phone or the Internet to transmit your voting instructions.
Proxies granted by telephone or Internet are valid under Delaware corporation law. To vote by phone or Internet, please follow these easy steps:

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
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* Call toll free 1-888-215-9330 on a touch-tone telephone.              * Log onto www.computershare.com/us/proxy, which will be
  Shareholders residing outside the United States and Canada              available until midnight, Eastern Time, on May 15, 2002.
  must vote by Internet or mail. Telephone voting will be
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* Follow the recorded instructions.
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CONTROL NUMBER

THANK YOU FOR VOTING